Exhibit 5.2

O’Melveny & Myers LLP 400 South Hope Street 18ᵗʰ Floor Los Angeles, CA 90071-2899	T: +1 213 430 6000 F: +1 213 430 6407 omm.com	File Number: 0009960-00003

February 12, 2021

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street, Suite 650

Akron, OH 44305

Re:	Babcock & Wilcox Enterprises, Inc. - 8.125% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as special counsel to Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $125,000,000 aggregate principal amount of the Company’s 8.125% Senior Notes due 2026 (the “Notes”), pursuant to an Underwriting Agreement, dated as of February 10, 2021 (the “Underwriting Agreement”), between the Company and B. Riley Securities, Inc., as representative of the several underwriters listed in Schedule 1 to the Underwriting Agreement. The Notes constitute a series of the debt securities registered on a Registration Statement on Form S-3 (File No. 333-236254) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 4, 2020. The Notes are to be issued pursuant to the terms and conditions of, and in the form set forth in, an Indenture entered into by and between the Company and The Bank of New York Mellon Trust Company National Association, as trustee (the “Trustee”), dated as of February 12, 2021 (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated as of February 12, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed that the certificates for the Notes will conform to the form thereof examined by us, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Notes in accordance with the Underwriting Agreement and the authentication of the certificates representing the Notes by a duly authorized signatory of the Trustee in accordance with the Indenture, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited (a) by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (b) by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Notes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to O’Melveny & Myers LLP under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Respectfully submitted,

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